Exhibit 99.1

JPS

CONTACT:      Charles R. Tutterow

Executive Vice President

    and Chief Financial Officer

864/239-3915

JPS INDUSTRIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

GREENVILLE, S.C. (January 29, 2004) — JPS Industries, Inc. (NASDAQ/NM: JPST) today announced results for the fourth quarter and year ended November 1, 2003.

For the fourth quarter of fiscal 2003, JPS reported a net income of $1.5 million, or $0.16 per diluted share, on sales of $35.2 million compared with a net income of $38,000, or $0.00 per diluted share, on sales of $34.6 million in the fourth quarter of fiscal 2002. For the quarter, sales increased 1.7%, while operating income improved 380% to $1.7 million.

For fiscal 2003, the Company reported a net loss of $0.1 million, or $(0.01) per diluted share, on sales of $128.7 million compared with a net loss of $0.4 million, or $(0.04) per diluted share, on sales of $126.4 million for the same period in fiscal 2002.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “We are pleased with the improvement in our operating results for the fourth quarter as well as our overall performance for the year. As we communicated in mid-year, we expected gradual improvement over the last half, and that was our experience, even though all our businesses remained under strong pricing pressures and lackluster demand. Indeed, our two primary markets, electronics and commercial construction, remained at the continued weak demand levels we have seen now for three years. Our improvements can be attributed to a number of factors beginning with our Company-wide focus on cost reduction, relentless working capital management, a steady performance by JPS Glass, and solid market share growth at Stevens® Roofing in both TPO and PVC single ply membrane markets. These areas offset a weakened performance in our Stevens® Urethane products that was largely driven by mix and price erosion.”

Commenting further, Charles R. Tutterow, JPS’s executive vice president and chief financial officer, stated, “In addition to the improvement in our base businesses, the fourth quarter benefited from the recognition of $986,000 of pension income compared with $421,000 in the fourth quarter of 2002. Cash contributions to the Pension Plan totaled $6.9 million in fiscal 2003. Cash flow from operations generated the majority of our funding needs, with net debt increasing only $950,000 from the prior year. In 2004, we expect our required pension contributions to be $7.4 million absent legislative changes in funding rules and again expect cash flow from operations to cover the vast majority of the obligation. We have obtained waivers for the violations of certain covenants related to our credit agreement and have

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JPST Reports Fourth Quarter Results

January 29, 2004

extended the maturity of the credit facility to November 1, 2004. In addition, we also anticipate filing a Schedule TO next week to permit the voluntary tender to the Company of certain employee stock options. If all eligible options are tendered, the total cost to the Company would be less than $100,000.”

In conclusion, Mr. Fulbright stated, “We expect the gradual improvement trends of our third and fourth quarters to continue into 2004; however, our visibility remains at such a low level that forecasting specific quarterly expectations is not a prudent or practical exercise. That said, we are most gratified with the positioning of our Company in all markets we serve, our cost structure for each, and our solid balance sheet, giving us flexibility to take advantage of growth opportunities as they appear in each business. Strategically, we are well positioned as general industrial manufacturing and our major markets (electronics and commercial construction) strengthen over the next several years. We remain confident in our ability to leverage this growth as it occurs.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to negotiate renewed waivers of default of financial covenant obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet services.

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JPST Reports Fourth Quarter Results

January 29, 2004

JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
NET SALES	$35,245	$34,643	$128,729	$126,363
COST OF SALES	29,834	29,903	110,587	108,099

Gross profit	5,411	4,740	18,142	18,264
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	3,749	4,394	17,534	18,016

Operating income	1,662	346	608	248
Interest expense	205	171	715	735

Income (loss) before income taxes	1,457	175	(107)	(487)
Provision (benefit) for income taxes	0	137	0	(121)

Net income (loss)	$1,457	$38	$(107)	$(366)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,394,259	9,284,591	9,333,759	9,277,623

Diluted	9,401,421	9,419,075	9,333,759	9,277,623

Basic earnings (loss) per common share	$0.16	$0.00	$(0.01)	$(0.04)

Diluted earnings (loss) per common share	$0.16	$0.00	$(0.01)	$(0.04)

Depreciation	$1,325	$1,457	$5,425	$5,724

Capital expenditures	$4	$548	$247	$974

Cash taxes paid	$(12)	$(36)	$24	$106

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JPST Reports Fourth Quarter Results

January 29, 2004

JPS INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 1, 2003	November 2, 2002
ASSETS
Current Assets:
Cash	$661	$267
Receivables	20,070	20,160
Inventory	13,613	15,025
Prepaid expenses and other	3,468	2,777

Total current assets	37,812	38,229

Property, plant and equipment, net	33,788	38,971
Other assets	11,771	11,821

Total assets	$83,371	$89,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,062	$7,628
Accrued salaries, benefits and withholdings	1,017	1,010
Accrued pension costs	7,446	0
Other accrued expenses	3,997	5,353
Current portion of long-term debt	722	669

Total current liabilities	23,244	14,660

Long-term debt	14,046	12,755
Deferred revenue and postemployment liabilities	41,045	47,629

Total liabilities	78,335	75,044

Shareholders’ equity:
Common stock:
Par value	100	100
Additional paid-in capital	123,332	124,150
Treasury stock (at cost)	(1,895)	(2,738)
Additional minimum pension liability	(49,835)	(40,976)
Accumulated deficit	(66,666)	(66,559)

Total shareholders’ equity	5,036	13,977

Total liabilities and shareholders’ equity	$83,371	$89,021

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